Contacts:  ClearOne Communications, Inc.
Investor Relations, (801) 303-3555

PondelWilkinson Inc.
Robert Jaffe, (310) 279-5980

CLEARONE NAMES GREG LECLAIRE VICE PRESIDENT FINANCE

Salt Lake City, UT - September 18, 2006 - ClearOne Communications, Inc. (OTC: CLRO.OB) today announced that Greg LeClaire has been named vice president of finance, the company’s principal financial and accounting officer. He succeeds Craig Peeples, who has served as the company’s interim chief financial officer since September 2005 and corporate controller. Peeples will remain with the company as corporate controller. LeClaire will report directly to Zee Hakimoglu, ClearOne’s president and chief executive officer.

Before joining ClearOne, LeClaire, 37, served as vice president of finance and administration with Livedeal.com from April 2006 to August 2006. Earlier, he held a 12-year career in a variety of senior finance and accounting positions with publicly traded Utah Medical Products, rising to become vice president and chief financial officer. He earned a Bachelor of Science degree in accounting from the University of Utah and a Master of Science degree in management from Stanford University.

“We are pleased to have someone of Greg’s caliber join our team,” Hakimoglu said. “Greg’s extensive financial background, including oversight of Sarbanes Oxley, the budgeting process and SEC reporting, as well as his expertise identifying areas to enhance operating efficiencies, strengthens our senior management team as ClearOne enters its next phase of growth and development.”

About ClearOne Communications, Inc.

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

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